Exhibit 99.1

TALOS ENERGY ANNOUNCES FULL YEAR 2020 OPERATING AND FINANCIAL GUIDANCE

Houston, February 18, 2020 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced full year 2020 operating and financial guidance. The Company also announced that it expects to close the previously announced acquisition of affiliates of ILX Holdings, among other entities (the “Acquired Assets”, the “Acquisition”, or the “Transaction”), on February 28, 2020.

The Company expects to generate significant free cash flow in 2020, despite the recent commodity pullback. Talos expects its 2020 capital program, inclusive of the Acquired Assets, to be similar in size, or smaller, than the 2019 Talos stand-alone capital program, while benefiting from production contributions from the Acquired Assets and new wells commencing production throughout the year. The 2020 capital program will continue to focus on infrastructure-led, short-cycle projects, while allocating a portion of the program to high-impact exploration catalysts.

2020 GUIDANCE HIGHLIGHTS

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Significant positive 2020 free cash flow at $50.00/bbl WTI and $2.00/MMBtu Henry Hub, as Talos expects to benefit from strong margins and premium pricing to WTI. Talos expects to be free cash flow neutral at an average 2020 WTI price well below $45.00/bbl, assuming $2.00/MMBtu gas prices. Furthermore, the Company expects free cash flow in excess of $100.0 million at $55.00/bbl WTI and $2.50/MMBtu Henry Hub commodity prices.

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2020 production sales volumes expected to be 24.4 – 25.7 million barrels of oil equivalent (“MMBoe”), which represents an average daily production of 66.8 – 70.2 thousand barrels of oil equivalent per day (“MBoe/d”), including the impact of planned deferrals. This reflects production from the Acquired Assets beginning on March 1, 2020 – post Transaction close.

•	2020 capital expenditures expected to be between $520.0 million and $545.0 million, inclusive of plugging and abandonment, which is expected to be fully funded within cash flow from operations.

•	Continued focus on cost control on all aspects of the business, with cash general and administrative (“G&A”) expenses expected to be below $3.00 per Boe.

•	The Company expects to continue to maintain its low leverage metrics.

President and Chief Executive Officer Timothy S. Duncan commented, “We are pleased to present our 2020 guidance, which I believe strikes the right balance between free cash flow generation in a volatile commodity market environment, and the appropriate level of investment to allow for longer term value creation for our shareholders. We expect to achieve this balance by continuing to invest in our core business of infrastructure-led development and exploitation projects while exposing a portion of our capital program to high-impact catalysts. Our 2020 capital program will be self-funded well below the current $50.00/bbl WTI commodity price environment, and assures that we can maintain, and even improve, our peer leading leverage metrics. In offshore Mexico, we continue to stay focused on moving Zama forward towards final investment decision and also integrating the data we gathered during our successful Xaxamani discovery on Block 31.”

Duncan added, “As we approach the closing of our Transaction, expected at the end of February, we believe we are opportunity rich when combining the pro-forma inventory; however, we will continue to maintain the appropriate level of capital discipline, cost control and balance sheet conservatism throughout the year.”

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

2020 FULL YEAR OPERATING AND FINANCIAL GUIDANCE (1)

		Low	High
Production(1) (Net of Royalties)	Oil (MMBbl)	17.0	18.0
	Natural Gas (Bcf)	35.0	36.0
	NGL (MMBbl)	1.6	1.7
	Total (MMBoe)	24.4	25.7
	Avg Daily Production (MBoe/d)	66.8	70.2
Cash Expenses	Cash Expenses(1)(2)(3)	$300	$325
(US$ million)	G&A(3)(4)	$70	$75
Capex (US$ million)	Capital Expenditures(1)(3)(5)(6)	$520	$545

1)	Assumes Acquisition closes on February 28, 2020. Production and Expenses from Acquired Assets only included from March 1, 2020 onwards
2)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
3)	Inclusive of Insurance costs
4)	Excludes non-cash equity-based compensation
5)	Includes Plugging & Abandonment
6)	Excludes acquisitions

EXPECTED ACQUISITION CLOSING DATE AND IMPACT TO 2020 GUIDANCE

The parties to the Transaction expect to amend the transaction documents in order to close the Transaction at an earlier date. The 2020 guidance therefore assumes the Transaction closes on February 28, 2020; therefore, production, cash expenses and capital expenditures from the Acquired Assets are only included in 2020 from March 1, 2020 onwards.

On a full year pro forma basis, if Talos were to assume the contribution from the Acquired Assets beginning January 1, 2020, the total daily average production guidance for the year would have been approximately 70.0 – 73.5 MBoe/d, inclusive of planned deferrals. Regardless of exact closing date, however, the economic benefits of the Acquired Assets will accrue to Talos’s benefit, because the effective date of the Transaction is July 1, 2019. This benefit will manifest itself as a purchase price reduction at closing.

2020 PLANNED PRODUCTION DEFERRALS

The production sales volumes, as guided, include certain Talos-owned facilities’ shut-ins, each related to operations necessary to connect and host new Talos and third-party subsea wells, operations necessary to mobilize and de-mobilize a platform rig on the Green Canyon 18 (“GC18”) platform, and general preventative maintenance on different facilities.

The hosting of third-party wells is an integral part of Talos’s strategy of utilizing available capacity on its existing production facilities to generate additional cash flows through production handling fees, paid by third-parties, and sharing the existing fixed operating costs. Shut-ins associated with these projects included in the 2020 production guidance include:

•	Ram Powell Facility: connect the third-party Stonefly subsea development.

•	Pompano Facility: connect the third-party Praline subsea development.

•	GC18 Facility: connect the Talos operated Bulleit well, in which the Company owns a 50% working interest.

The total full year production impact of the planned downtime is approximately 1.5 – 2.0 MBoe/d and is already accounted for in the production guidance. Talos expects that the biggest impact will be in the second quarter of 2020, with an approximate production deferral of 3.0 – 3.5 MBoe/d in the quarter, but all four quarters of the year will be impacted by some level of downtime. The actual timing of these shut-ins may change from one quarter to the next, depending on several factors, which may include, among others things, weather and/or operations optimization.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

2020 CAPITAL PROGRAM

The Company’s 2020 capital program was devised to balance infrastructure-led short-cycle projects, such as the Bulleit completion and tieback and several near-field development and exploitation wells, with up to three high-impact exploration wells, including Puma West.

The table below provides a high-level breakdown of the total 2020 capital program by activity.

2020 Full Year (US$ Million)
Capital Expenditures
U.S. Drilling & Completions	$280 - $285
Offshore Mexico	$15 - $20
Asset Management	$80 - $85
Seismic and G&G / Land / Capitalized G&A	$80 - $85

Total Capital Expenditures	$455 - $475
Plugging & Abandonment	$65 - $70

Total Capital Expenditures and Plugging & Abandonment	$520 - $545

U.S. Drilling & Completions

The U.S. Drilling & Completions (“US D&C”) category accounts for the majority of the planned capital expenditures in 2020. Below is a further breakdown of the types of projects Talos will invest in 2020, as a percentage of US D&C.

% of US D&C
U.S. Drilling & Completions
Development	40%
Exploitation	40%
High-Impact Exploration	20%

Total U.S. Drilling & Completions	100%

Development – 40% of US D&C

Bulleit (50% working interest – operated): completion and tieback to the GC18 platform, with first production expected in the third quarter of 2020.

Tornado water flood (65% working interest – operated): drilling the Tornado 4 subsea injector well that includes two completions: one completion in a known regional aquifer above the Tornado producing sands and a second completion in the Tornado pay sand. This technique will allow for intra-well flow between the aquifer and the producing horizon, providing a natural source of water and reservoir energy to the Tornado 1 and Tornado 2 subsea wells. By accessing the regional aquifer, the intra-well water injection does not require any subsea or topside modifications. The water flood is expected to help arrest natural declines, add production and materially enhance ultimate recovery of the Tornado field within the broader Phoenix complex. Tornado 4 is expected to be drilled in the second quarter before the Bulleit completion and tieback operations. Tornado 4 should be completed at the end of the third quarter.

Exploitation – 40% of US D&C

GC18 platform rig (100% working interest – operated): drilling two to three wells utilizing a platform rig at the Talos-owned Green Canyon 18 platform. The GC18 field, originally developed by ExxonMobil, has cumulatively produced over

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

100.0 MMBoe since being brought online. The planned infill wells were identified by Talos as a result of the Company’s initial round of seismic reprocessing within the field leases. The first well in the program is expected to spud at the end of the first quarter with first production planned for the third quarter of 2020.

Gunflint #5 (9.6% working interest – non-operated): this drilling location was recently identified, and will provide upside to the economics of Talos’s January 2019 acquisition of Gunflint. Gunflint #5 is expected to spud in the second quarter of 2020, with drilling operations planned for approximately 60 days. If successful, first oil is expected in 2021.

Claiborne #3 (25% working interest – non-operated): this well was spud in January of 2020 and first production is expected at the end of the second quarter of 2020. This project is part of the Transaction that Talos expects to close on February 28, 2020; therefore, the capex and production associated with the project will be reflected in Talos’s financials from March 1, 2020 onwards.

High-Impact Exploration – 20% of US D&C

Puma West (25% working interest – non-operated): plans are being developed to return to the prospect later this year with a slightly modified casing design to continue drilling the well through the main objectives in the Middle and Lower Miocene to a total true vertical depth of approximately 25,200 feet below the seabed. The well was temporarily suspended in January of 2020.

Up to two additional high-impact projects expected in 2020: projects currently going through permitting stages and specifics will be announced as these plans are finalized.

Additional Planned Activities in 2020

Offshore Mexico: includes the front-end engineering and design (“FEED”) work related to the Talos-operated Zama discovery on Block 7. Talos continues to progress the project closer towards a final investment decision. Additionally, the Company is working on permits for a potential drilling campaign of additional exploration opportunities on Block 7 in 2021. Lastly, Talos is participating in additional geological and geophysical studies related to the Company’s 2019 Xaxamani oil discovery on Block 31.

Asset Management: consists of 15 to 20 low-cost projects on our current producing assets to offset field declines and improve profitability across selected facilities.

HEDGES

As of February 18, 2020, the Company’s consolidated hedge position included:

•	2020 WTI swaps of approximately 6.5 MMBbl of oil at a weighted average price of $56.21 per barrel;

•	2020 WTI collars of approximately 2.7 MMBbl of oil at a weighted average floor and ceiling prices of $55.00 and $64.23 per barrel, respectively;

•	2021 WTI swaps of approximately 0.7 MMBbl of oil at a weighted average price of $54.63 per barrel; and

•	2020 Henry Hub swaps of approximately 5.9 million MMBtu of gas at a weighted average price of $2.78 per MMBtu.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

ANALYST & INVESTOR EVENT AND YEAR-END 2019 EARNINGS CALL

Talos will release fourth quarter and full-year 2019 results for the period ended December 31, 2019 on Wednesday, March 11, 2020 after the U.S. financial market closes. The Company will host an earnings conference call, which will be broadcast live over the internet, on Thursday, March 12, 2020 at 10:00 AM Eastern Time.

Listeners can access the earnings conference call live over the Internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing 1-888-348-8927 (U.S. toll-free), 1-855-669-9657 (Canada toll-free) or 1-412-902-4263 (International). Please dial in approximately 10 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference through March 19, 2020 and can be accessed by dialing 1-877-344-7529 and using access code 10139354.

Additionally, Talos will host its first-ever analyst and investor event on Thursday, March 12, 2020 at 2:00 PM Eastern Time, during which members of Talos’s management team will discuss the Company’s strategic and execution milestones, assets, portfolio and future outlook for the business, among other topics.

Institutional investors and analysts interested in attending the event should contact Rose & Company at 1-212-517-0810 or by email at talos@roseandco.com. A live webcast of the analyst and investor event and accompanying presentation materials will be available on the Company’s website at https://www.talosenergy.com/investors. Please allow extra time prior to the webcast to visit the website and download any software that may be needed to listen to the live webcast. A replay of the webcast will also be available on the Company’s website following the event.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash-flows and long-term value through our operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the US Gulf’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, access to or downtime at third-party infrastructure, potential adverse reactions or changes to business or employee relationships, competitive responses, generally, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

NON-GAAP FINANCIAL MEASURES

Projected free cash flow is a non-GAAP financial measure defined by the Company as net cash provided by operating activities less capital expenditures, principal payments of the capital lease and changes in operating assets and liabilities. No reconciliation between projected free cash flow and net cash provided by operating activities is included in this release, however, because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In particular, reconciliation of projected free cash flow to net cash provided by operating activities is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002